Exhibit 99.1

DOUGLAS DYNAMICS REPORTS RECORD THIRD QUARTER 2026 RESULTS

Outstanding Performance Driven by Combination of Strong Demand and Operational Execution;

Raises Lower End of 2026 Guidance Range

Third Quarter 2026 Highlights*:

●	Produced Record 3Q Consolidated results
●	Net Sales increased 35% to 218.0 million
●	Net Income increased 166% to $21.2 million, creating EPS of $0.89
●	Adjusted EBITDA increased 89% to $37.9 million
●	Adjusted diluted EPS increased 145% to $0.98
*All comparisons are to third quarter 2025 financials

November 2, 2026 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced financial results for the third quarter ended September 30, 2026. Unless otherwise stated, all comparisons made in this document are between the third quarters of 2026 and 2025.

Mark Van Genderen, President & CEO, noted, "The business results our team has delivered through the first nine months of the year is exceptional and demonstrates the earnings power of our business and the effectiveness of the strategic actions we have taken over the past several years. Our operational execution remains strong, and while we wait for winter to begin, we believe we are well positioned to continue advancing our strategic initiatives."

Consolidated Third Quarter 2026 Results

●	Net Sales increased 35% to a record $218.0 million based on a strong pre-season and execution at Work Truck Attachments.
●	Net Income increased 166% to a record $21.2 million, producing $0.89 of diluted EPS.
●	Adjusted EBITDA increased 89% to a record $37.9 million, which drove record adjusted diluted EPS of $0.98, a 145% increase.

$ in millions (except Margins & EPS)	Q3 2026	Q3 2025
Net Sales	$218.0	$162.1
Gross Profit Margin	27.4%	23.5%
Income from Operations	$31.3	$14.1
Net Income	$21.2	$8.0
Diluted EPS	$0.89	$0.33
Adjusted EBITDA	$37.9	$20.1
Adjusted EBITDA Margin	17.4%	12.4%
Adjusted Net Income	$23.3	$9.5
Adjusted Diluted EPS	$0.98	$0.40

Douglas Dynamics – Third Quarter 2026

Work Truck Attachments Segment Third Quarter 2026 Results

●	Net Sales increased 78% to a record $121.5 million, as robust preseason demand and strong operational execution led to higher throughput, plus the addition of Venco Venturo.
●

Adjusted EBITDA increased 188% to $30.1 million and Adjusted EBITDA margin increased 945 basis points to 24.8%, based on higher throughput, product mix, plus the timing of shipments between the second and third quarters.

●	As predicted, the continued strength of parts and accessories demand led year-to-date P&A shipments to already exceed the previous annual record set in 2025.
●	As expected, the ratio of pre-season shipments was close to a 50% to 50% split between the second and third quarters, compared to a 60% to 40% split in 2025.

Van Genderen explained, “We are proud of the operational performance from our Attachments team, which responded to the robust demand for our products with a tremendous effort to produce and ship equipment to our dealers. The subsequent improvements in throughput, plus positive product mix led to significant margin improvement for the quarter and year-to-date. Heading into the winter season with confidence, we are driving results through disciplined execution of our strategic initiatives and remain determined to build upon our recent success.”

$ in millions (except Adjusted EBITDA Margin)	Q3 2026	Q3 2025
Net Sales	$121.5	$68.1
Adjusted EBITDA	$30.2	$10.5
Adjusted EBITDA Margin	24.8%	15.4%

Work Truck Solutions Segment Third Quarter 2026 Results

●

Net Sales increased 3% to a record $96.5 million, with Adjusted EBITDA of $7.8 million, reflecting sustained strong demand across municipal end markets, which helped mitigate the impact of inconsistent commercial demand.

Van Genderen noted, “The record top-line performance in Solutions is a significant achievement, given that the prior-year third quarter also produced a record. Although inconsistent commercial demand has impacted profitability, the segment continues to perform well overall, supported by sustained municipal demand and a positive outlook. Investments to expand capacity and support growing municipal demand remain on track, and we expect to begin operations at our new Ohio facility in the coming weeks.”

$ in millions (except Adjusted EBITDA Margin)	Q3 2026	Q3 2025
Net Sales	$96.5	$94.0
Adjusted EBITDA	$7.8	$9.6
Adjusted EBITDA Margin	8.1%	10.2%

Douglas Dynamics – Third Quarter 2026

Dividend & Liquidity

●

On a year-to-date basis, approximately $27 million of cash was returned to shareholders through the payment of a quarterly cash dividend of $0.295 per diluted share, and the repurchase of company stock.

●

Net cash used in operating activities increased $26.3 million to $47.5 million for the first nine months of 2026. The change was due to increased working capital to support demand across both segments.

●	Year to date capital expenditures increased by $3.1 million to $11.2 million as planned. 2026 Capital Expenditures are expected to fall within the traditional range of 2% to 3% of Net Sales.

2026 Outlook

Sarah Lauber, Executive Vice President and CFO noted, “This year has exceeded our expectations in many respects, and, through the first nine months of the year, we have surpassed our full-year record Adjusted EPS achieved in 2019. Reflecting this momentum and our continued strong execution, we are increasing the lower end of our guidance ranges. While we are pleased with our progress, it is important to remember that the fourth quarter for our Attachments segment is influenced by the timing and severity of winter weather, which can create meaningful variability in year-end results.”

2026 Outlook Ranges*
	Former		Current
	Low	High	Low	High
Net Sales	$765	$805	$770	$805
Adjusted EBITDA	$120	$135	$123	$135
Adjusted Diluted EPS	$2.90	$3.40	$3.00	$3.40
Effective tax rate	24%	25%	24%	25%
*In millions, except per share, and tax rate data

The 2026 outlook assumes that core markets will experience average snowfall in the fourth quarter of 2026.

With respect to the Company’s 2026 financial outlook, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring, or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

Douglas Dynamics – Third Quarter 2026

Earnings Conference Call Information

The Company will host a conference call on Tuesday, November 3, 2026, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To join the conference call, please dial 1-833-634-5024 domestically, or 1-412-902-4205 internationally.

The call will also be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com. For those who cannot listen to the live broadcast, replays will be available for one week following the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial work truck attachments and equipment. For more than 80 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments: First, the Work Truck Attachments segment, which includes commercial snow and ice control equipment sold under the FISHER®, SNOWEX® and WESTERN® brands, and truck mounted cranes and dump hoists sold under the VENCO VENTURO brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions under the HENDERSON® brand, and the DEJANA® brand and its related sub-brands.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The non-GAAP measures used in this press release are Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share (EPS), and Free Cash Flow. The Company believes that these non-GAAP measures are useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies. Reconciliations of these non-GAAP measures to the nearest comparable GAAP measures can be found immediately following the Consolidated Statements of Cash Flows included in this press release.

Adjusted EBITDA represents net income before interest, taxes, depreciation, and amortization, as further adjusted for certain charges consisting of unrelated legal and consulting fees, stock-based compensation, severance, restructuring charges, acquisition costs, inventory step up related to Venco Venturo, CEO transition costs, debt modification expense, and loss on extinguishment of debt. The Company uses Adjusted EBITDA in evaluating the Company’s operating performance because it provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Douglas Dynamics – Third Quarter 2026

Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) represents net income and earnings per share (as defined by GAAP), excluding the impact of stock based compensation, product liability settlement costs, severance, restructuring charges, acquisition costs, inventory step up related to Venco Venturo, CEO transition costs, debt modification expense, loss on extinguishment of debt, and certain charges related to unrelated legal fees and consulting fees. Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Free Cash Flow is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities less the acquisition of property and equipment. Free Cash Flow should be evaluated in addition to, and not considered a substitute for, other financial measures such as Net Income and Net Cash Provided By (Used in) Operating Activities. We believe that free cash flow represents our ability to generate additional cash flow from our business operations.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources. These statements are often identified by use of words such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments, and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, our ability to manage general economic, business and geopolitical conditions, including the impacts of natural disasters, labor strikes, global political instability, adverse developments affecting the banking and financial services industries, pandemics and outbreaks of contagious diseases and other adverse public health developments, increases in the price of steel or other materials, including as a result of tariffs, necessary for the production of our products that cannot be passed on to our distributors, our inability to maintain good relationships with our distributors, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users, distributors or customers, increases in the price of fuel or freight, including as a result of the ongoing conflict in Iran, a significant decline in economic conditions, the inability of our suppliers and original equipment manufacturer partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, including policy or regulatory changes related to climate change, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, or our ability to execute repurchases under our stock repurchase program, our inability to effectively manage the use of artificial intelligence, disruptions at our manufacturing facilities, our inability to compete effectively against competition, our inability to successfully implement our new enterprise resource planning system, the timing, scope and impact of acquisitions, dispositions or other strategic transactions, our inability to achieve the projected financial performance with the assets of Venco Venturo, which we acquired in 2025, and unexpected costs or liabilities related to such acquisition, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2025 and any subsequent Form 10-Q filings. You should not place undue reliance on these forward-looking statements. In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

For further information contact:

Douglas Dynamics, Inc.

Nathan Elwell

Vice President of Investor Relations

847-530-0249

investorrelations@douglasdynamics.com

Financial Statements

Douglas Dynamics – Third Quarter 2026

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2026	2025
	(unaudited)	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$5,482	$8,297
Accounts receivable, net	217,841	97,561
Inventories	167,926	149,656
Inventories - truck chassis floor plan	5,001	4,184
Refundable income taxes paid	-	920
Prepaid and other current assets	9,367	5,415
Total current assets	405,617	266,033

Property, plant, and equipment, net	48,351	44,764
Goodwill	116,779	116,779
Other intangible assets, net	111,717	116,269
Operating lease - right of use asset	94,154	68,972
Non-qualified benefit plan assets	12,791	12,038
Other long-term assets	4,605	1,846
Total assets	$794,014	$626,701

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$42,519	$38,687
Accrued expenses and other current liabilities	43,219	33,406
Floor plan obligations	5,001	4,184
Operating lease liability - current	10,321	7,154
Income taxes payable	1,772	-
Short term borrowings	96,000	5,000
Current portion of long-term debt	7,416	7,416
Total current liabilities	206,248	95,847

Retiree benefits and deferred compensation	15,787	14,947
Deferred income taxes	35,041	33,104
Long-term debt, less current portion	129,854	135,162
Operating lease liability - noncurrent	83,764	60,134
Other long-term liabilities	6,515	6,061

Total stockholders' equity	316,805	281,446
Total liabilities and stockholders' equity	$794,014	$626,701

Douglas Dynamics – Third Quarter 2026

Douglas Dynamics, Inc.

Consolidated Statements of Income

(In thousands, except share and per share data)

	Three Month Period Ended		Nine Month Period Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
	(unaudited)		(unaudited)

Net sales	$218,014	$162,121	$570,459	$471,515
Cost of sales	158,185	124,014	406,063	344,973
Gross profit	59,829	38,107	164,396	126,542

Selling, general, and administrative expense	27,035	22,473	83,207	67,611
Intangibles amortization	1,517	1,550	4,552	4,650

Income from operations	31,277	14,084	76,637	54,281

Interest expense, net	(2,934)	(3,762)	(7,320)	(9,119)
Debt modification expense	-	-	-	(176)
Loss on extinguishment of debt	-	-	-	(156)
Other income, net	14	90	652	217
Income before taxes	28,357	10,412	69,969	45,047

Income tax expense	7,199	2,452	17,056	10,985

Net income	$21,158	$7,960	$52,913	$34,062

Weighted average number of common shares outstanding:
Basic	23,077,046	23,040,878	23,097,141	23,097,566
Diluted	23,532,796	23,570,707	23,569,913	23,635,539

Earnings per share:
Basic earnings per common share attributable to common shareholders	$0.90	$0.34	$2.25	$1.44
Earnings per common share assuming dilution attributable to common shareholders	$0.89	$0.33	$2.23	$1.42
Cash dividends declared and paid per share	$0.30	$0.30	$0.89	$0.89

Douglas Dynamics – Third Quarter 2026

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Nine Month Period Ended
	September 30, 2026	September 30, 2025
	(unaudited)

Operating activities
Net income	$52,913	$34,062
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	11,466	11,474
Loss on disposal of fixed asset	660	--
Amortization of deferred financing costs and debt discount	317	382
Debt modification expense	--	176
Loss on extinguishment of debt	--	156
Stock-based compensation	8,807	5,223
Provision for losses on accounts receivable	472	122
Deferred income taxes	1,937	5,657
Non-cash lease expense	8,110	6,228
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(120,752)	(86,177)
Inventories	(18,270)	(1,709)
Prepaid assets, refundable income taxes paid and other assets	(3,793)	(1,007)
Accounts payable	3,871	7,788
Accrued expenses and other current liabilities	12,511	6,541
Benefit obligations, long-term liabilities and other	(5,778)	(10,153)
Net cash used in operating activities	(47,529)	(21,237)

Investing activities
Capital expenditures	(11,201)	(8,055)
Acquisition of business	(927)	--
Net cash used in investing activities	(12,128)	(8,055)

Financing activities
Repurchase of common stock	(6,000)	(6,000)
Shares withheld on restricted stock vesting paid for employees’ taxes	(1,263)	(161)
Payments of financing costs	--	(293)
Borrowings on long-term debt	--	148,770
Payments on life insurance policy loans	(122)	(119)
Dividends paid	(21,148)	(20,941)
Net revolver borrowings	91,000	65,000
Repayment of long-term debt	(5,625)	(151,438)
Net cash provided by financing activities	56,842	34,818
Change in cash and cash equivalents	(2,815)	5,526
Cash and cash equivalents at beginning of period	8,297	5,119
Cash and cash equivalents at end of period	$5,482	$10,645

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$1,488	$19,249

Douglas Dynamics – Third Quarter 2026

Douglas Dynamics, Inc.

Segment Disclosures (unaudited)

(In thousands)

	Three Months Ended September 30, 2026	Three Months Ended September 30, 2025	Nine Months Ended September 30, 2026	Nine Months Ended September 30, 2025

Work Truck Attachments
Net Sales	$121,489	$68,097	$311,730	$212,668
Adjusted EBITDA	$30,145	$10,461	$73,609	$42,358
Adjusted EBITDA Margin	24.8%	15.4%	23.6%	19.9%

Work Truck Solutions
Net Sales	$96,525	$94,024	$258,729	$258,847
Adjusted EBITDA	$7,793	$9,624	$25,718	$29,775
Adjusted EBITDA Margin	8.1%	10.2%	9.9%	11.5%

Douglas Dynamics, Inc.

Free Cash Flow reconciliation (unaudited)

(In thousands)

	Three month period ended September 30,		Nine month period ended September 30,
	2026	2025	2026	2025

Net cash used in operating activities	$(22,334)	$(8,516)	$(47,529)	$(21,237)
Acquisition of property and equipment	(3,900)	(2,929)	(11,201)	(8,055)
Free cash flow	$(26,234)	$(11,445)	$(58,730)	$(29,292)

Douglas Dynamics – Third Quarter 2026

Douglas Dynamics, Inc.

Net Income to Adjusted EBITDA reconciliation (unaudited)

(In thousands)

	Three month period ended September 30,		Nine month period ended September 30,
	2026	2025	2026	2025

Net income	$21,158	$7,960	$52,913	$34,062

Interest expense - net	2,934	3,762	7,320	9,119
Income tax expense	7,199	2,452	17,056	10,985
Depreciation expense	2,271	2,275	6,914	6,824
Intangibles amortization	1,517	1,550	4,552	4,650

EBITDA	35,079	17,999	88,755	65,640

Stock-based compensation	1,820	1,519	8,807	5,223
Debt modification expense	-	-	-	176
Loss on extinguishment of debt	-	-	-	156
Other charges (1)	1,039	567	1,765	938

Adjusted EBITDA	$37,938	$20,085	$99,327	$72,133

(1)  Reflects unrelated legal, severance, restructuring and consulting fees for the periods presented. Reflects $58 in inventory step up related to Venco Venturo included in cost of sales in the nine months ended September 30, 2026.

Douglas Dynamics – Third Quarter 2026

Douglas Dynamics, Inc.

Reconciliation of Net Income to Adjusted Net Income (unaudited)

(In thousands, except share and per share data)

	Three month period ended September 30,		Nine month period ended September 30,
	2026	2025	2026	2025

Net income	$21,158	$7,960	$52,913	$34,062
Adjustments:
Stock based compensation	1,820	1,519	8,807	5,223
Debt modification expense	-	-	-	176
Loss on extinguishment of debt	-	-	-	156
Other charges (1)	1,039	567	1,765	938
Tax effect on adjustments	(715)	(522)	(2,642)	(1,623)
Adjusted net income	$23,302	$9,524	$60,843	$38,932

Weighted average basic common shares outstanding	23,077,046	23,040,878	23,097,141	23,097,566
Weighted average common shares outstanding assuming dilution	23,532,796	23,570,707	23,569,913	23,635,539

Adjusted earnings per common share - dilutive	$0.98	$0.40	$2.56	$1.63

GAAP diluted earnings per share	$0.89	$0.33	$2.23	$1.42
Adjustments net of income taxes:

Stock based compensation	0.06	0.05	0.28	0.16
Debt modification expense	-	-	-	0.01
Loss on extinguishment of debt	-	-	-	0.01
Other charges (1)	0.03	0.02	0.05	0.03

Adjusted diluted earnings per share	$0.98	$0.40	$2.56	$1.63

(1)  Reflects unrelated legal, severance, restructuring and consulting fees for the periods presented. Reflects $58 in inventory step up related to Venco Venturo included in cost of sales in the nine months ended September 30, 2026.